Exhibit 23.1

Grant Thornton Audit and Accounting Limited Corporation (BVI)

The Offices 5
Level 3
Office 302, 303
One Central, DWTC
Dubai, UAE

P.O. Box 1620
T +971 4 388 9925
F +971 4 388 9915
www.grantthornton.ae

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 16, 2023, with respect to the consolidated financial statements of Anghami Inc. included in the Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference in this Registration Statement of Anghami Inc. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton Audit and Accounting Limited (Dubai Branch)

Dubai, United Arab Emirates

October 31, 2023

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